Consent of Independent Registered Public Accounting Firm

The Board of Directors of
Green Plains Holdings LLC, the general partner of Green Plains Partners LP

And

Unitholders of Green Plains Partners LP:

We consent to the incorporation by reference in the registration statement (No. 333-213320) on Form S-3 and registration statement (No. 333-205413) on Form S-8 of Green Plains Partners LP of our report dated February 20, 2019, with respect to the consolidated balance sheets of Green Plains Partners LP as of December 31, 2018 and 2017, the related consolidated statements of operations, partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”), which report appears in the December 31, 2018 annual report on Form 10-K of Green Plains Partners LP.

Our report dated February 20, 2019, on the consolidated financial statements and related notes as of December 31, 2018 contains an explanatory paragraph that refers to the Company’s adoption of ASC Topic 606, Revenue from Contracts with Customers, and all related amendments.

/s/ KPMG LLP

Omaha, Nebraska

February 20, 2019